PLEDGE AND ASSIGNMENT OF
                            SAVINGS ACCOUNT AGREEMENT



     THIS PLEDGE AND ASSIGNMENT OF SAVINGS ACCOUNT AGREEMENT ("Pledge Agreement") is made and entered into as of this 20th day of February, 2004, by and between, GOLDEN ROAD MOTOR INN, INC., a Nevada corporation, Debtor and Assignor, hereinafter referred to as "Borrower", party of the first part, and WELLS FARGO BANK, National Association, hereinafter referred to as "L/C Issuer" party of the second part.

                                R_E_C_I_T_A_L_S:

        WHEREAS:
        A. In this Pledge Agreement all capitalized words and terms not otherwise specifically herein defined shall have the respective meanings and be construed herein as provided in or incorporated into Section 1.01 entitled "Definitions" of the Credit Agreement (as may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), dated as of February 20, 2004, executed concurrently herewith by and among Borrower, Monarch Casino & Resort, Inc., a Nevada corporation (the "Guarantor"), L/C Issuer and the Banks therein described, and any reference to a provision of the Credit Agreement shall be deemed to incorporate that provision as a part hereof in the same manner and with the same effect as if the same were fully set forth herein.

        B. Pursuant to the Credit Agreement, L/C Issuer has agreed, subject to the terms and conditions specified therein, to issue Letters of Credit on behalf of Borrower up to the maximum aggregate Stated Amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) at any time outstanding. As security for the prompt payment of each and every L/C Reimbursement Obligation arising after the occurrence of an Event of Default, L/C Issuer may establish a restricted depository savings account for the account of Borrower (the "Cash Collateral Account"). It is a condition of the Credit Agreement and the issuance of Letters of Credit that all Borrowings, Cash, securities and other property of Borrower which may hereafter be deposited into the Cash Collateral Account be presently and irrevocably pledged and assigned to L/C Issuer to be held by L/C Issuer in the manner and for the purposes set forth in the Credit Agreement and L/C Agreements.

     NOW, THEREFORE, in consideration of the Letters of Credit to be issued by L/C Issuer for the benefit of Borrower, the receipt and sufficiency of which consideration is hereby acknowledged, the Borrower hereby pledges and assigns to L/C Issuer all of its right, title and interest in and to the Cash Collateral Account and any Borrowings, Cash, securities and other property of Borrower hereafter held or deposited therein, as follows:

     1. Borrower shall and does hereby agree that L/C Issuer shall have the right, on and after the occurrence of an Event of Default, to establish and maintain the Cash Collateral Account for the purpose set forth herein and in the Credit Agreement. The Borrower by these presents does hereby presently and irrevocably grant, bargain, sell, assign, transfer and set over unto L/C Issuer, its successors and assigns, all of Borrower's right, title and interest in and to the Cash Collateral Account and any Borrowings, Cash, securities and other property of Borrower hereafter held or deposited therein.


                                     -1-
     2. In addition to all rights of setoff for repayment of any L/C Reimbursement Obligation against any Borrowings held in the Cash Collateral Account, monies, securities or other property given to L/C Issuer by law, L/C Issuer shall have a right of setoff for the repayment of any L/C Reimbursement Obligation against any Borrowings, monies, securities and other property of Borrower now or hereafter held or deposited in the Cash Collateral Account or on deposit with L/C Issuer whether held in a general or special account or deposit, or for safekeeping or otherwise; and every such right of setoff for the repayment of any L/C Reimbursement Obligation may be exercised without demand upon or notice to Borrower. No right of setoff shall be deemed to have been waived by any act or conduct on the part of L/C Issuer or by any neglect to exercise such right of setoff, or by any delay in doing so; and every right of setoff shall continue in full force and effect until specifically waived or released by an instrument in writing executed by L/C Issuer.

     3. No delay or failure by L/C Issuer, Agent Bank or any of the Banks to exercise any right or remedy against the Borrower under the Loan Documents shall be construed as a waiver of such right or remedy. All remedies of L/C Issuer, Agent Bank and Banks against the Borrower under the Loan Documents are cumulative.

     4. This Pledge Agreement may not be amended, changed or terminated except by an agreement in writing signed by the party or parties against whom enforcement of the change is sought. This Pledge Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and if any action is taken to enforce the terms of this Pledge Agreement such action shall be commenced and maintained within the State of Nevada.

     5. If and to the extent that the amounts held from time to time in the Cash Collateral Account (including any interest) exceed the Stated Amount of all undrawn Letters of Credit and all unpaid L/C Reimbursement Obligations, L/C Issuer shall, on or before ten (10) days following receipt of written request by Borrower, apply such excess in the order of priority set forth in Section
7.03 of the Credit Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed the foregoing instrument on the day and year first above written.

BORROWER:                                L/C ISSUER:

GOLDEN ROAD MOTOR INN, INC.,             WELLS FARGO BANK,
a Nevada corporation                     National Association,
                                         Agent Bank

By__________________                     By__________________
     Ben Farahi,                           Rochanne Hackett,
     Secretary                             Vice President

STATE OF NEVADA)
) ss
COUNTY OF WASHOE)

     This instrument was acknowledged before me on February____, 2004, by BEN FARAHI as Secretary of/for GOLDEN ROAD MOTOR INN, INC.

____________________________
Notary Public

                                     -2-
STATE OF NEVADA)
) ss
COUNTY OF WASHOE)

     This instrument was acknowledged before me on February ____, 2004, by ROCHANNE HACKETT as Vice President of/for WELLS FARGO BANK.



____________________________
Notary Public